Exhibit 99.1

For Immediate Release	Contact Information
Monday, October 3, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company to Webcast IPAA Symposium Presentation

     SAN ANTONIO -- Oct. 3, 2005 -- The Exploration Company (Nasdaq:TXCO) today announced President and CEO James E. Sigmon and Vice President-Capital Markets Roberto R. Thomae will update investors and analysts on its Maverick Basin growth strategy at the Independent Petroleum Association of America's Oil & Gas Investment Symposium West, set for Oct. 5-7 in San Francisco.

     Mr. Sigmon will give a 20-minute presentation, scheduled to start at 1:10 p.m. PDT (4:10 p.m. EDT) Wednesday, Oct. 5. The presentation will be available live via the Internet on TXCO's Web site at www.txco.com/presentation.html and will be archived 90 days.

     IPAA's 3rd annual OGIS West will feature oil service companies, private capital providers and leading exploration and production companies. It is modeled on the association's popular OGIS conference held annually in New York.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

     More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended June 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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